Exhibit 5.4

Consent of Canaccord Genuity Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A (the “F-10/A”) of Acreage Holdings, Inc. (the “Company”) of our fairness opinion dated April 17, 2019 (the “Canaccord Genuity Opinion”) as to the fairness of the consideration receivable under the arrangement agreement dated April 18, 2019 by and between the Company and Canopy Growth Corporation (“Canopy”), from a financial point of view, to the Company shareholders (other than Canopy and/or its affiliates) appearing in this Registration Statement being filed with the United States Securities and Exchange Commission. We also consent to the inclusion of summaries of the Canaccord Genuity Opinion and all references to the Canaccord Genuity Opinion in the prospectus contained in the F-10/A and in the documents incorporated by reference in the F-10/A.

We also consent to the references to us contained in the F-10/A and in the documents incorporated by reference therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Canaccord Genuity Corp.

CANACCORD GENUITY CORP.

Toronto, Ontario August 8, 2019